Exhibit 10.1

CHARTER AGREEMENT

This CHARTER AGREEMENT (the “Agreement”) is made and entered into as of April 29, 2005, by and between PROFLITE LLC, a Delaware limited liability company, having its principal place of business at 233 Industrial Avenue, Teterboro, New Jersey, 07608 (“ProFlite”) and MONSTER WORLDWIDE, INC., a Delaware corporation, having its principal place of business at 622 Third Avenue, New York, New York, 10017 (“Customer”).

W I T N E S S E T H:

WHEREAS, ProFlite is in the business of operating and chartering aircraft and is the holder of a valid Air Carrier Certificate issued by the FAA under Part 135 of the Federal Aviation Regulations (“FARs”);

WHEREAS, ProFlite has placed a Gulfstream Aerospace G-V aircraft, manufacturer’s Serial Number 592, Federal Aviation Administration (“FAA”) Registration Number N90AM with two (2) BMW Rolls-Royce BR710 engines, Serial Numbers 11291 and 11292 (the “Aircraft”) on ProFlite’s FAA Air Carrier Certificate No. U8FA077C;

WHEREAS, Customer desires to charter the Aircraft from ProFlite and ProFlite desires to charter the Aircraft to Customer.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises, covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

1.                                       Term.  The term of this Agreement shall commence on the date hereof and end on May 1, 2006 (“Expiration Date”).  In the event neither party gives the other party written notice of termination at least thirty (30) days prior to the Expiration Date, this Agreement shall be automatically renewed for a one (1) year period upon the same terms and conditions.  Further, this Agreement shall continue to be automatically renewed for additional one (1) year periods on the same terms and conditions if no notice of termination is received by either party at least thirty (30) days prior to the end of the preceding one (1) year extension period.  (The initial period and any extensions thereof shall hereinafter be referred to as the “Term”.)  Notwithstanding anything to the contrary set forth above, (i) Customer or ProFlite may terminate the Agreement at any time upon giving the other party at least thirty (30) days written notice and (ii) Customer may terminate this Agreement immediately upon (a) suspension or revocation of ProFlite’s Part 135 certificate or (b) if in any year, aircraft operated by ProFlite are involved in more than two (2) incidents or accidents reportable to the Federal Aviation Administration (the “FAA”) under its rules and regulations as incidents or accidents and as a result of the circumstances of such incidents or accidents the FAA suspends the ProFlite’s pilot in command’s commercial pilot certificate or otherwise determines that the incidents or accidents were ProFlite’s fault.

2.                                       Charter Services and Operation.

a)                                      Charter Services.  ProFlite shall operate all flights conducted pursuant to this Agreement in accordance with the applicable provisions of Part 135 of the FARs.  In addition, ProFlite shall provide the following services as requested by Customer and as appropriate:  i) schedule and dispatch flight; ii) arrange ground transportation requirements for Aircraft passengers; iii) arrange for catering; iv) arrange for landing permits, clearances, and ground handling for domestic and international destinations; and v) coordinate aircraft movements to support Customer’s travel schedule.

b)                                     Operational Control.  It is hereby jointly agreed and acknowledged between ProFlite and Customer that during all phases of all flights conducted with the Aircraft under this Agreement, ProFlite shall have and retain exclusive operational control and possession, command and control over the Aircraft and the flight crew, and shall exercise sole authority over initiating, conducting or terminating any flight.

c)                                      Discretion of Pilot in Command.  ProFlite and Customer expressly agree that the pilot-in-command of the Aircraft may, in his or her sole discretion, terminate any flight, refuse to commence any flight, or take any other flight-related action which, in the judgment of the pilot-in-command, is necessary to ensure the safety of the Aircraft, the passengers and the flight crew.  The pilot-in-command shall have final and complete authority to postpone or cancel any flight for any reason or condition which, in his or her judgment, would compromise the safety of the flight.

3.                                       Fees and Expenses.

a)                                      Charter Rate.  Customer shall be entitled to One Hundred Fifty (150) charter hours of flight time on the Aircraft per year during each twelve month period of the Term of this Agreement beginning on the date hereof.  Customer shall pay a charter rate of Six Thousand United States Dollars (US$6,000.00) per charter hour on the Aircraft (the “Charter Rate”).  The number of charter hours shall be computed in hours and tenths of hours from the time of Aircraft liftoff at the departure point to the time of Aircraft touchdown at the arrival airport.  If any charter flight for Customer involves positioning or repositioning of the Aircraft, the number of charter hours required for such positioning flights shall be included in the number of charter hours utilized and payable by Customer at the Charter Rate.

b)                                     Invoice.  ProFlite shall send Customer an invoice of flat fee charter hours flown plus any applicable taxes due and payable by Customer. Payment is due within forty (five) days of receipt of the invoice from ProFlite.

4.                                       Use and Scheduling.

a)                                      Scheduling.  Customer charter flights will be scheduled through ProFlite by Customer’s designated representatives.  Those persons listed in Exhibit A are authorized to schedule the use of the Aircraft under this Agreement.  Customer will give ProFlite reasonable advance notice to schedule flights, notify the flight crew, and prepare the Aircraft for departure.

Notice given to ProFlite should include the following information:  i) departure and destination airports; ii) departure date and time; iii) number of passengers; iv) nature and extent of baggage; and v) any other information reasonably requested by ProFlite.  Upon receipt of such notice, ProFlite shall use its best efforts to assure that the Aircraft and flight crew are prepared and ready for departure at least one (1) hour prior to the proposed departure time.  Customer may cancel or delay any scheduled charter flight without penalty.

b)                                     Alternative Charter Services.  In the event that ProFlite is unable to schedule or perform any charter flight utilizing the Aircraft for any reason, ProFlite shall promptly notify the Customer and shall provide Customer with information regarding the availability and cost of alternative charter services that may reasonably satisfy Customer’s travel requirements.

5.                                       Representations and Covenants of ProFlite.  ProFlite represents, warrants and covenants that it is, and at all times during the Term of this Agreement will continue to be, the holder of FAA Air Carrier Certificate No U8FA077C; that it is, and at all times during the Term of this Agreement will continue to be, knowledgeable and experienced in the conduct of Part 135 operations; and that it has, and at all times during the Term of this Agreement will continue to have, the personnel and facilities necessary to fully discharge its obligations on the terms and conditions set forth herein; that prior to or as of the execution of this Agreement, all corporate authority requisite for the execution of this Agreement and to carry out the transactions contemplated hereunder, will have been obtained; that it has, and at all times during the Term of this Agreement will continue to have, all approvals, licenses, permits and other authorizations from any governmental authority necessary to perform its obligations under this Agreement; that it will comply with all laws and regulations of any governmental authority applicable to this Agreement and the performance of its obligations hereunder, including, but not limited to, regulations promulgated by the FAA; and that it will have operational control and possession, command and control of the Aircraft during all Part 135 flights.

6.                                       Insurance.  During the Term of this Agreement, ProFlite will maintain or cause to be maintained in full force and effect, at its own expense, Aircraft liability insurance, including passenger liability, with a combined single limit of not less than Two Hundred Million United States Dollars (US$200,000,000) applicable to bodily injury to or death of persons and loss of or damage to property in any one occurrence.  Such liability insurance shall name Customer and its subsidiaries, affiliates, officers, agents and employees as additional insureds and the Aircraft hull insurance shall provide for a waiver of subrogation against Customer and its subsidiaries, affiliates, officers, agents and employees.  Further, the liability coverage shall not be considered contributory insurance with respect to any insurance policies of Customer or its subsidiaries or affiliates.  ProFlite shall provide Customer with a certificate of insurance evidencing the insurance required hereunder.  The certificate shall provide that thirty (30) days prior written notice shall be given to Customer in the event of cancellation or material change in the policies (except ten (10) days written notice with respect to cancellation for non-payment of premium and such shorter period as is customarily available with respect to war risk insurance).

7.                                       General Provisions.

a)                                      Relationship of the Parties.  The parties intend this Agreement to provide solely for the charter of the Aircraft.  Nothing contained in this Agreement shall in any way create any association, partnership, joint venture or principal and agent relationship between the parties hereto or be construed to evidence the intention of the parties to constitute such.

b)                                     Headings.  The headings of the sections of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

c)                                      Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties.

d)                                     Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties may exchange executed copies transmitted by facsimile, and the parties agree that executed originals will be forwarded by mail or courier.

e)                                      Successors and Assigns.  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns; provided, however, that neither party may assign any of its rights under this Agreement without the prior written consent of the other party.

f)                                        Survival.  All representations, warranties, indemnifications, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, exhibit, schedule, or other writing provided for in it, shall survive the Term.

g)                                     Notices.  All notices or other communications which shall or may be given pursuant to this Agreement shall be in writing, shall be delivered by certified mail or registered mail with postage prepaid, return receipt requested, by facsimile transmission or by hand.  Such communication shall be deemed given and received upon dispatch, if sent by facsimile transmission, or upon delivery if hand delivered; or within three (3) days of mailing, if sent by certified or registered mail, at the addresses set forth below.  Any address for notice to a party may be changed at any time by written notice to the other parties:

To ProFlite at:	ProFlite LLC
233 Industrial Avenue
Teterboro, New Jersey 07608
Attn: Ted Button
Phone: 201-288-5762
Facsimile: 201-288-5741

To Customer at:	Monster Worldwide, Inc.
622 Third Avenue
New York, New York
Attn: Lanny Baker
Phone: 212-351-7005
Facsimile: 917-256-8017

h)                                     Governing Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York.

i)                                         Partial Invalidity.  If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

IN WITNESS WHEREOF, the parties hereunto have each caused this Agreement to be duly executed as of the day and year first written above:

Monster Worldwide, Inc.		ProFlite LLC

By:	/s/ Myron Olesnyckyj	By:	/s/ Ted Button

Title:	Senior Vice President	Title:	President

EXHIBIT A

The following individuals are authorized to schedule the use of the Aircraft under this Agreement:

Nancy Rooney